Exhibit 10.1

SECOND AMENDMENT TO THE CREDIT AGREEMENT

This SECOND AMENDMENT TO THE CREDIT AGREEMENT (this “Second Amendment”) is made and entered into effective as of May 21, 2009, by and between GOLDEN GRAIN ENERGY, LLC, an Iowa limited liability company (“Borrower”), and HOME FEDERAL SAVINGS BANK, a federally chartered stock savings bank (“Lender”). This Second Amendment amends the Master Amended and Restated Credit Agreement between Borrower and Lender (the “Master Agreement”) as supplemented by the First Supplement to the Master Amended and Restated Credit Agreement (the “First Supplement”), the Second Supplement to the Master Amended and Restated Credit Agreement (the “Second Supplement”), and the Third Supplement to the Master Amended and Restated Credit Agreement (the “Third Supplement”), each dated as of November 14, 2006, and as amended by that certain First Amendment to the Credit Agreement dated as of August 1, 2007 (as the same may be amended, restated, or otherwise modified from time to time, collectively known as the “Credit Agreement.”).

RECITALS:

WHEREAS, Lender has made certain loans and other credit accommodations available to Borrower under the original Credit Agreement; and

WHEREAS, Borrower and Lender desire to amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, Borrower and Lender agree as follows:

1.                                       Definitions.  Capitalized terms used herein without definition have the meanings specified in the Credit Agreement.  Definitions in this Amendment control over inconsistent definitions in the Credit Agreement, but only to the extent the defined terms apply to the subject matter of this Amendment.  Definitions set forth in the Credit Agreement control for all other purposes.

2.                                       Waiver.  On and as of the dates described on Exhibit A, the Borrower has failed to comply with certain financial covenants set forth in the Credit Agreement.  The Borrower’s covenant defaults are more specifically set forth on Exhibit A attached hereto (the “Specified Events of Default”).  Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Specified Events of Default. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

3.                                       Subordinated Indebtedness.  Notwithstanding Section 6.01 of the Master Agreement, Lender hereby consents to the Borrower obtaining up to $2,500,000 in Indebtedness from Renewable Products Marketing Group (the “RPMG Sub-Debt”); provided, however, that (i) such Indebtedness be subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Lender in its sole discretion (the “RPMG Subordination Agreement”) and (ii) the terms of such Indebtedness are not materially different from the terms set forth in the form of Subordinated Promissory Note attached hereto as Exhibit B.

4.                                       Amendment to Master Agreement.

(a)                                  Working Capital Covenant.  As of the date of this Second Amendment, the Master Agreement is hereby amended by deleting each reference to “working capital” contained in Section 5.02 and substituting “Working Capital” therefor.

(b)                                 Tangible Net Worth Covenant. As of the date of this Second Amendment, the Master Agreement is hereby amended by deleting Section 5.03 in its entirety and substituting the following therefor:

Section 5.03  Tangible Net Worth.  Borrower’s Tangible Net Worth will be, and will not fall below at any time, $60,000,000.  Borrower will be measured for compliance with this covenant on a quarterly basis starting with Borrower’s fiscal quarter ending April 30, 2009.

(c)                                  Definitional Changes.  As of the date of this Second Amendment, Annex I of the Master Agreement is hereby amended by adding the following definitions of “RPMG Sub-Debt” and “Working Capital” thereto and deleting the definition of “Tangible Net Worth” contained therein in its entirety and substituting the following therefor:

“RPMG Sub-Debt” has the meaning set forth in the Second Amendment to the Credit Agreement by and between Borrower and Lender dated as of May 21, 2009.

“Tangible Net Worth” means, as of any date (a) the sum of (i) the total assets of Borrower that should be reflected on Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, and (ii) the outstanding principal amount of the RPMG Sub-Debt, less (b) the sum of (i) Total Debt as of such date (other than the RPMG Sub-Debt), (ii) the amount of appraisal surplus or any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of Borrower as of such date prepared in accordance with GAAP, and (iii) the net book amount of all assets of Borrower that should be classified as intangible assets on a consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP.

“Working Capital” means, as of any date (a) the current assets of Borrower that should be reflected on Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, but excluding all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus (b) the current liabilities of Borrower that should be reflected on Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP.

(d)                                 Schedule of Investments.  Schedule 6.04(a) to the Master Agreement is hereby amended and restated in its entirety as set forth on Exhibit C attached hereto.  For the avoidance of doubt, the Investments on Schedule 6.04(a) hereto shall be considered as assets in the calculation of Tangible Net Worth, except to the extent GAAP would require a different classification.

5.                                       Amendment to First, Second and Third Supplements (Interest).  Effective as of March 1, 2009, Section 5 of the First Supplement, Section 7 of the Second Supplement and Section 8 of the Third Supplement are amended to add the following sentence to the end of each such section, respectively:

Notwithstanding anything to the contrary contained in this section, in no event shall interest accrue on the unpaid principal amount of the Loans described in this Supplement at a rate less than six percent (6.0%) per annum at any time.

The Borrower acknowledges and agrees that, notwithstanding the effective date of this Second Amendment, it shall pay interest accruing on the Loans since March 1, 2009 at the rate(s) after giving effect to this Second Amendment as if it had been executed and delivered on March 1, 2009. The amount of such interest owing by the Borrower under the Loans as of the date of this Second Amendment is $277,736.45.

6.                                       Deferral of Principal Payments on 2006 Expansion Loan.  Borrower has requested that Lender defer the principal portion of the payments due under the 2006 Expansion Loan (as defined in the Third Supplement) on the first day of each month, commencing on June 1, 2009 and concluding on May 1, 2010 (the “Deferral Period”).   Lender agrees to defer the principal payments due under the 2006 Expansion Loan on the first day of each month during the Deferral Period.   The principal deferred shall be deferred to the final payment due under the 2006 Expansion Loan.  Borrower shall continue to make the interest payments due under the 2006 Expansion Loan on the first day of each month during the Deferral Period.    The principal balance outstanding on May 1, 2010 under the 2006 Expansion Loan (less any amounts deferred during the Deferral Period) will be reamortized over the remaining period of the original 10 year amortization period for the 2006 Expansion Loan at the end of the Deferral Period.   Combined payments of principal determined by the reamortization plus accrued interest on the 2006 Expansion Loan will be due commencing on June 1, 2010, with a like payment of principal plus accrued interest on the 2006 Expansion Loan due on the first day of each month thereafter, with a final payment of the principal deferred during the Deferral Period, and any other amounts owing, in the absence of an Event of Default, due on August 1, 2017.

7.                                       Effectiveness; Conditions Precedent; Covenants.  This Second Amendment will become effective upon (i) the delivery to Lender, in form and substance satisfactory to Lender, of a counterpart of this Second Amendment; and (ii) Lender’s receipt of all fees, including an origination fee equal to $23,5000, and other amounts due and payable on or prior to the date hereof and all other fees and amounts for reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower pursuant to any Loan Document or any other agreement with Lender.

8.                                       Representations; Events of Default.  In order to induce Lender to execute this Second Amendment, Borrower, as of the date of this Second Amendment, hereby:  (a) makes and renews the representations and warranties contained in Article III of the Master Agreement, and (b) certifies to Lender that there are no existing Defaults or Events of Default.

Notwithstanding the foregoing, Lender acknowledges that Borrower has not obtained a guarantee of the Obligations from Corn Oil Bio-Solutions, LLC (“COBS”) as required by Sections 3.14 and 4.10 of the Master Agreement.   Borrower agrees to cause COBS to execute and deliver all instruments and documents required under Section 4.10 of the Master Agreement within 10 days after the date of this Second Amendment.  Upon receipt of all such instruments and documents duly executed by COBS within 10 days after the date of this Second Amendment, Lender agrees to waive any default under any agreement between Borrower and Lender resulting from Borrower’s failure to secure such guarantee, including any Default or Event of Default as those terms are defined in the Master Agreement.

9.                                       General.  On and after the effectiveness of this Second Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the Loan Documents to the Credit Agreement, will mean the Credit Agreement as amended by this Second Amendment.  The Credit Agreement, as so amended, is and will continue to be in full force and effect and it and the other Loan Documents are hereby ratified and confirmed in all respects.

10.                                 Counterpart Signatures.  This Second Amendment may be executed by each party in one or more counterparts, each of which will be deemed an original and all of which taken together constitute one binding document.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

LENDER:		BORROWER:

HOME FEDERAL SAVINGS BANK		GOLDEN GRAIN ENERGY, LLC

By:	/s/ Eric Oftedahl	By:	/s/ Walter Wendland
Name:	Eric Oftedahl	Name:	Walter Wendland
Title:	Vice President	Title:	President

EXHIBIT A

COVENANT DEFAULTS

Working Capital (Section 5.02 of the Credit Agreement) from January 1, 2009 through and including May 15, 2009.

EXHIBIT B

SUBORDINATED PROMISSORY NOTE

[See attached]

EXHIBIT C

Schedule 6.04(a)

Investments

1. Investment in Renewable Products Marketing Group.

2. Investment in Renewable Products Marketing Group Holdings (Guardian Eagle).

3. Investment in Absolute Energy, LLC.

4. Investment in Homeland Energy LLC.